EXHIBIT 22

                    SUBSIDIARIES OF WELLINGTON HALL, LIMITED



Name of Subsidiary       Jurisdiction of Incorporation

     1.                  Wellington Hall Caribbean Corporation North Carolina

     2.                  Muebles Wellington Hall, S.A. Honduras, Central America


     Both of the above-listed subsidiaries do business under their full corporate names.


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